EMPLOYMENT AGREEMENT


This Employment Agreement ("Agreement") is amended and restated effective March 1, 2001 (the "Amendment Date") by and between KeySpan Corporation ("KeySpan") and its successors, with its principal office at One MetroTech Center, Brooklyn, New York 11201 ("Company"), and Craig G. Matthews, 17 Wynwood Road, Chatham, NJ 07928 ("Employee") with such amendments and restatements to the September 1,1999 Employment Agreement between Company and Employee (the "1999 Agreement").

                                    ARTICLE I

                  WHEREAS, the Company wishes to continue the employment by the Company of the Executive, and the Executive wishes to serve the Company, in the capacities and on the term and conditions set for in the 1999 Agreement and this Agreement;

         NOW, THEREFORE, it is hereby agreed as follows:


                  Employment Period; Positions and Duties; Etc.
                               --------------------------------------------


1.1      Employment Period

         The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on March 1 2001 and ending on March 1 2003; or at the option of the Executive, until August 31, 2003 (the "Employment Period").

1.2      Positions and Duties

(A) While employed hereunder, Craig G. Matthews shall serve as Vice Chairman & Chief Operating Officer, or any other such title that is equivalent or higher in responsibility and status, reporting directly to R.B. Catell, Chairman and CEO, KeySpan, having such duties and responsibilities commensurate with the position of Vice Chairman & Chief Operating Officer. The Executive will also serve as a member of the KeySpan Board of Directors.

(B) While employed hereunder, Craig G. Matthews shall serve on key senior strategy committees, such as the Strategic Directions Committee (Holding Company, as member & Utility, as Chairman), the Executive Committee of the SDC, the Investment Review Committee, etc.

(C) While employed hereunder, Employee shall (i) devote all of his business time, attention, skill and efforts to the faithful and efficient performance of his duties hereunder; Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee's duties and responsibilities hereunder: (i) serve on corporate, civic, religious, educational and/or charitable boards or committees and (ii) manage his personal investments.

1.3      Place of Employment

Employee's place of employment hereunder shall be at the Company's principal executive offices (or other offices as appropriate) in the greater New York Metropolitan area.


                                   ARTICLE II

                            Compensation and Benefits

2.1      Base Salary

For services rendered by Employee under this Agreement, the Company shall pay to Employee an annual base salary ("Base Salary") no less than $600,000, payable monthly.

2.2      Incentive Compensation & Restricted Stock

A. During the Employment Period, the Executive shall participate in short-term incentive compensation plans ("Annual Incentive Compensation & Gainsharing Plan") and/or long-term incentive compensation plans ("Long-Term Performance Incentive Compensation Plan") providing him with the opportunity to earn, on a year-by-year basis, short-term and long-term incentive compensation at least equal to the amounts that he had the opportunity to earn under the comparable plans of KeySpan as in effect as of February 28, 2001.

B. This Agreement confirms the February 13, 2001 grant of 20,000 shares of restricted stock, which restrictions lapse upon retirement, but not earlier than March 1, 2003. These shares are in addition, to the 10,000 shares of restricted stock granted in the 1999 Agreement with a restriction period that expires on August 31, 2003.


2.3      Perquistes

During the Employment Period, the Executive shall be entitled to receive perquisites as provided for under the KeySpan Perquisites Program.


2.4      Other Benefits

During the Employment Period, the Executive shall be entitled to participate in all applicable benefit plans, saving and retirement plans, practices, policies and programs of the Company to the same extent as other senior executives.

2.5      Death or Disability

The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that
(i) the Executive has been unable, for a period of one hundred eighty (180) consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.


2.6      Change Of Control

In the event that Executive's employment is terminated within the time period and under conditions giving rise to the payment of severance benefits under the KeySpan Energy Senior Executive Change of Control Severance Plan ("Severance Plan"), as well as the payment of severance benefits under Sections 3.3 and 4.4 of this Agreement, the Executive shall be entitled to severance benefits under the Severance Plan or under severance benefits in this Agreement, whichever benefits are greater.


                                   ARTICLE III

                            Termination of Employment

3.1      Termination by Employee

Employee may, at any time prior to the end of the Employment Period, terminate employment hereunder for any reason by delivering a Notice of Termination to the KeySpan Board of Directors ("Board"). The Employee is required to give 30 calendar days notice.

3.2      Termination by the Company

This agreement shall terminate and the Employee's employment shall cease upon any of the following: (a) mutual agreement of the Employee and the Company; (b) death or disability (at the expiration of the 180 day period as defined under "Disability") of the Employee; or (c) in the discretion of the Board, Good Cause for termination.

Good Cause for termination ("Good Cause") shall mean Employee's: (i) breach of the terms in paragraphs 1.2, or Article IV of this agreement, (ii) conduct that constitutes dishonesty or knowing and willful breach of fiduciary duty; (iii) insubordination or refusal to perform assigned duties or comply with directions of the Board; (iv) conviction by a court of competent jurisdiction or entry of a plea of no contest for a crime involving any act of moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of the Company or improper and unacceptable conduct by an Employee thereof; or. (v) continued material failure or inability to achieve required performance results or perform in a competent manner following written notice and opportunity to improve performance.

If the Executive's employment is terminated by the Company for Good Cause during the Employment Period, the Company shall pay the Executive, the Annual Base Salary through the Date of Termination and the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement, except as specified in
Section 3.3 below. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Accrued Obligations, as defined below, to the Executive in a lump sum in cash within
(30) days of the Date of Termination, and the Company shall have no further obligations under this Agreement, except as specified in Section 2.4 and Section
4.3 below.


3.3      Severance Benefits

The following provisions shall apply if the Employee terminates employment for Good Reason or if the Company terminates Employee's employment for any reason other than the parties mutual agreement, Good Cause, death or disability of the Employee.

"Good Reason" shall mean any of the following:

(1) without Employee's express written consent, any action, or failure to take action, by the Company, the Board or the shareholders of the Company by the Company that results in a diminution in the Executive's position, authority, titles, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

(2) a material breach by the Company of any material provision of this Agreement which, if capable of being remedied, remains unremedied for more than 15 days after written notice thereof is given by Employee to the company;

(3) without Employee's written consent, the relocation of the principal executive offices of the Company to a location outside the greater New York area;

(4) any purported termination by the Company of Employee's employment not in accordance with the provisions of this agreement;

For purposes of this agreement, any good faith determination of "Good Reason" made by the Employee shall be conclusive.

1. If, during the Employment Period, the Company terminates the Executive's employment, other than for Good Cause, Death or Disability, or the Executive terminates employment for Good Reason, the Company (A) shall pay the Executive, in a single lump sum, the Accrued Obligations (as defined in Section 3.3 (2) below), except that the following provisions will be substituted for subsection A & B thereof; and the aggregate amount of the salary and Annual Incentive Compensation that he would have received if he had remained employed for the Severance Period (assuming that the Annual Incentive Compensation for such period would have equaled the target amounts of such Incentive Compensation as in effect immediately before the Date of Termination); (B) shall cause the Executive to continue to accrue benefits under Senior Executive Retirement Plan
(SERP) during the Severance Period; and (C) shall continue to provide the Executive with the Life Insurance Coverage and benefits as if he had remained employed by the Company pursuant to this Agreement during the Severance Period and then retired (at which time he will be treated as eligible for all retiree welfare benefits and other benefits, provided to retired senior executives, to the extent such benefits can be provided pursuant to the plan or program maintained by the Company for its executives. In addition to the foregoing, any restricted stock outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable and shall remain in effect and exercisable through the end of their respective terms, without regard to the termination of the Executive's Employment (but in the case of options that were not vested immediately before the Date of Termination, not longer than three years). Severance Period used here shall mean the period from the Date of Termination through the end of the Employment Period.

(2) If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, the Company shall pay to the Executive or, in the case of the Executive's death, to the Executive's designated beneficiaries(or if there is not such beneficiary, to the Executive's estate or legal representative), in a lump sum in cash within thirty (30) days after the Date of Termination, the sum of the following amounts (the "Accrued Obligations"): (a) any portion or the Executive's Annual Base Salary through the Date of Termination that has not yet been paid; (b) an amount representing the Annual Incentive Compensation and cash Long-Term Incentive Compensation for the period that includes the Date of Termination, computed by assuming that the amount of all such Incentive Compensation would be equal to the target amount of such Incentive Compensation as in effect immediately before the Date of Termination, and multiplying that amount by a fraction, the numerator of which is the number of days in such period through the Date of Termination, and the denominator of which is the total number of days in the relevant performance period; (c) any compensation previously deferred by the Executive that has not been paid ; and (d) any accrued but unpaid vacation pay, and the Company shall have no further obligations under this agreement except as specified in Section 2.4.

3.4      Notice of Termination.

If such termination is by Employee for Good Reason or by the Company for Disability or Good Cause, such notice shall set forth in reasonable detail the reason for such termination and the facts and circumstances claimed to provide a basis therefor. Any notice purporting to terminate Employee's employment which is not in compliance with the requirements of this definition shall be ineffective. The Date of Termination shall mean ("Date of Termination") the termination date specified in a Notice of Termination delivered in accordance with this Agreement.









                                   ARTICLE IV

                                  Miscellaneous


4.1      Confidential Information.

 The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective business that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except in the course of performing his duties hereunder or with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall any asserted violation of the provisions of this Section 4.1 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this agreement.

4.2      Successors.

This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement except in connection with the assignment or disposition of all or substantially all of the assets or stock of the Company, or by law as a result of a merger or consolidation. In the event of such assignment, a failure by the successor to specifically assume in writing, delivered to the Executive, the obligations and liabilities of the Company hereunder shall be deemed a material breach of this Agreement.

4.3      Non Exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive under the Incentive Compensation, the SERP, the Life Insurance Coverage, or any other plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

4.4.     Certain Additional Payments By The Company.

(a) Any thing in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to, or for the benefit of, the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code"), as amended or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive and additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of paragraph (c) of this Section 4.4, all determinations required to be made under this Section 4.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive with 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4.4, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 4.4 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notices the Executive in writing prior to the expiration of such period that is desires to contest such claim, the Executive shall:

          (I) give the Company any information reasonably requested by the Company relating to such claim,

         (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and,

         (iv) permit the Company to participate in any proceedings relating to such claim; PROVIDED, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including inters and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 4.4, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, however, that if the Company directs the Executive harmless, on an after-tax basis, from any Excise Tax or income tax) including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, further, that any extension of the stature of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 4.4, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) of this Section 4.4, promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 4.4, a determination is made that the Executive shall not be entitled to any refund with respect such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4.5      Attorneys' Fees.

The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of the Agreement, together with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

4.6.     Governing Law.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions here of and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:



                           If to the Executive:      Craig G. Matthews
                                                     17 Wynwood Road
                                                     Chatham, NJ 07928



                           If to the Company:        KeySpan
                                                     One MetroTech Center
                                                     Brooklyn, NY 11201
                                    Attention:       General Counsel


         or such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 4.6. Notice and communications shall be effective when actually received by the addressee.










         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written

                                            -----------------------
                                            Craig G. Matthews



                                            KeySpan Corporation


                                            -----------------------
                                            Robert B. Catell
                                            Chairman and Chief Executive Officer